Exhibit 99.1

Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder Contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

Seligman LaSalle International Real Estate Fund, Inc.

Holds First Annual Meeting of Stockholders

Baltimore, Maryland, June 9, 2009 – Today, Seligman LaSalle International Real Estate Fund, Inc. (the “Fund”) (NYSE: SLS) held its First Annual Meeting of Stockholders (the “Meeting”) in Baltimore, Maryland. Stockholders voted in accordance with the recommendations of the Fund’s Board of Directors on each of the two proposals at the Meeting.

Stockholders elected four Directors at the Meeting. The newly elected directors are Kathleen A. Blatz, Pamela G. Carlton, Alison Taunton-Rigby and William F. Truscott, whose current terms would have expired at the Meeting. Their new terms will expire at the Fund’s 2012 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Fund’s independent registered public accounting firm for 2009.

The net asset value of shares of the Fund may not always correspond to the market price of such shares. Common Stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Investments in real estate securities may be subject to specific risks, such as risks related to general and local economic conditions and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or RiverSource Service Corporation at 800 221-2450. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund’s investment goals/objectives will be met, and you could lose money.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY